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                      EXCESS OF LOSS REINSURANCE AGREEMENT

This Agreement is made and entered into by and between TRANSNATIONAL INSURANCE COMPANY (hereinafter referred to as the "Company"), and PXRE REINSURANCE COMPANY (hereinafter referred to as the "Reinsurer").

WITNESSETH: That in consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I - COVERAGE AND EFFECTIVE DATE

This Agreement shall be effective as of 12:01 a.m., EST, January 1, 1998.

The Reinsurer shall indemnify the Company in respect to losses, loss expenses and underwriting expenses, as further defined in Article II, that may accrue to the Company under all policies, contracts, binders or agreements of insurance or reinsurance, whether written or oral (hereinafter referred to as "policies") written or renewed by the Company at any time prior to the cancellation of this Agreement, as provided in Article III. Such coverage shall include the positive or negative development of loss reserves, loss expense reserves and underwriting liabilities established by the Company as of the effective date of this Agreement.

All reinsurance for which the Reinsurer will be obligated by virtue of this Agreement will be subject to the same terms, conditions, interpretations, waivers, modifications and alterations as the respective policies of the Company to which this reinsurance applies.

ARTICLE II - RETENTION AND LIMIT

No claim will be made by the Company to the Reinsurer unless the Company has first incurred a "Combined Ratio", as defined in this Article II, exceeding 105% during any calendar year covered by this Agreement. The Reinsurer will indemnify the Company for the amount of losses, loss expenses and underwriting expenses in excess of the Company's retention. The indemnification provided by this Agreement shall have no limit. While the coverage under this Agreement shall apply on a calendar year basis, the Company shall measure the applicability of the coverage provided under this Agreement at the conclusion of each calendar quarter, as further provided in Article V.

The Combined Ratio as provided in the previous paragraph, shall consist of the sum of the "Loss and Loss Expense Ratio" and the "Underwriting Expense Ratio". The two individual ratios which comprise the Combined Ratio shall be computed using information from the quarterly or













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annual statements prepared by the Company and filed with the National
Association of Insurance Commissioners and the Insurance Department of the State of Connecticut, as follows:

Loss and Loss Expense Ratio:
         The sum of:
                  Net losses incurred (page 4, line 2, <annual> or line 2D
                  <quarterly>)
                  Net loss expenses incurred (page 4, line 3)

         Divided by:
                  Net premiums earned (page 4, line 1 <annual> or page 4, line 1D, <quarterly>)

Underwriting Expense Ratio:
         The sum of:
                  Other underwriting expenses (page 4, line 4)
                  Aggregate write-ins for underwriting deductions (page 4, line 5)

         Divided by:
                  Net premiums written (page 9, column 4, line 31 <annual> or page 4, line 1D, parenthetical amount <quarterly>)

ARTICLE III - TERM AND CANCELLATION

This Agreement will apply to all losses, loss expenses and underwriting expenses incurred by the Company as defined in Article I, and will remain in full force and effect until canceled as hereinafter provided.

This Agreement can be canceled as of any December 31 by either party giving 30 (thirty) days prior notice to the other party. In the event this Agreement is canceled in accordance with the above procedure, the Reinsurer will continue to be liable for all losses, loss adjustment expenses and underwriting expenses incurred under policies covered by this Agreement through the effective date of cancellation. However, amounts incurred for losses, loss expenses or underwriting expenses occurring subsequent to the cancellation date, including the positive or negative development of loss reserves, loss expense reserves and underwriting liabilities established by the Company as of the cancellation date of this Agreement will not be covered by this Agreement.

ARTICLE IV - RATE AND PREMIUM

The Company will cede to the Reinsurer a premium of one percent (1.0%) of its net earned premium on all policies covered by this Agreement. Net earned premium shall be defined as all direct premium written by the Company, whether voluntary or involuntary and net of premiums returned as the result of cancellations and endorsements, plus all reinsurance assumed by the Company, adjusted for the change in unearned premiums associated with such direct or assumed

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premiums written for the period covered by this Agreement. Net earned premium shall also be reduced by certain reinsurance ceded on earned premium as provided in Article VI, below.

ARTICLE V - REPORTS AND REMITTANCES

Within twenty-five (25) days following the close of each calendar quarter, the Company will furnish the Reinsurer with a report of reinsurance premium due to the Reinsurer for that period. Such report shall be in a form and shall contain such data as required by the Reinsurer for completion of its NAIC annual statement. The report will also provide the Reinsurer with a computation of the Combined Ratio, as defined in Article II, above, for the calendar quarter and calendar year-to-date. Any balance shown to be due to the Reinsurer will be remitted within forty (40) days following the close of the calendar quarter. Any balance shown as due to the Company will be settled as follows: (i) For the first, second and third calendar quarters, any balance shown to be due to the Company will be accrued on the books of both the Reinsurer and the Company but the remittance of funds will be deferred until the fourth quarter, (ii) For the fourth calendar quarter, any balance shown to be due to the Company, after taking into account balances deferred from prior quarters, will be paid to the Company by the Reinsurer within fifteen (15) days following receipt of the fourth quarter report from the Company.

ARTICLE VI - OTHER REINSURANCE

The Company is permitted to purchase other treaty and/or facultative reinsurance. The premium for any such reinsurance that inures to the benefit of this Agreement shall be deducted from the net earned premium which constitutes the subject premium under this Agreement.

Further, where the Company is required by statute to purchase reinsurance that inures to the benefit of this Agreement, the entire premium subject to such mandatory reinsurance shall be deducted from the net earned premium which constitutes the subject premium under this Agreement.

ARTICLE VII - WAIVER OF EXCLUSIONS

It is intended that the Reinsurer shall "follow the fortunes" of the Company with respect to the policies covered by this Agreement and, accordingly, there shall be no exclusions with respect to the indemnity provided by this Agreement including, but not limited to: judgments in excess of policy limits, punitive damages and pre and post judgment interest.


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ARTICLE VIII - ERRORS AND OMISSIONS

The Company will not be prejudiced in any way by any omission, through clerical error, accident or oversight, to cede to the Reinsurer any reinsurance under the terms of this Agreement. Errors and omissions inadvertently made will not invalidate the liability of the Reinsurer. Any such error or omission will be corrected immediately upon discovery.

ARTICLE IX - INSOLVENCY

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer, of the pendency of a claim against the Company indicating the policy insured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Company.

ARTICLE X - AMENDMENTS

This Agreement may be altered or amended in any of its terms and conditions by mutual consent of the Company and the Reinsurer either by an addendum hereto or by an exchange of letters; such addendum or letters will then constitute a part of this Agreement.


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IN WITNESS WHEREOF, the parties hereto have caused this Reinsurance Agreement to be executed in duplicate by their duly authorized representatives.

                                            TRANSNATIONAL INSURANCE COMPANY

                                            By:
                                                -------------------------------
                                                Name:
                                                Title:

                                            PXRE REINSURANCE COMPANY

                                            By:
                                                -------------------------------
                                                Name:
                                                Title:


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